Amendment to Employment Agreement

     WHEREAS, Diasense, Inc. ("Employer" or the
"Corporation") and Fred E. Cooper ("Employee") entered into an Employment Agreement dated November 1, 1994 (the
"Agreement"), and such Agreement was automatically renewed for an additional three-year term on October 31, 1999; and

     WHEREAS, Employer and Employee have agreed to amend the terms of such contract as set forth herein, with all other terms remaining the same;

     THEREFORE, in consideration of the mutual covenants and agreements set for the herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Diasense, Inc. and Fred E. Cooper agree that his employment shall continue to be governed by the Agreement, as amended herein.

     6.01 Annual Salary. Employee agrees to waive his salary effective January 1, 2002 through December 31, 2002.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals on this 20th day of December, 2001.

ATTEST:                                DIASENSE, INC.

/s/ Anthony J. Feola                    /s/ Michael P. Thompson
Title: Chief Operating Officer              Michael P. Thompson, CFO


WITNESS:                               EMPLOYEE

/s/ John P. Ellsworth                   /s/ Fred E. Cooper
    John P. Ellsworth                       Fred E. Cooper